EXHIBIT 23.3

CONSENT OF ROBERT D. HENDERSON
TO BEING NAMED AS A QUALIFIED PERSON

April 19, 2012

I hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of the annual report on Form 40-F filed by Kinross Gold Corporation for the year ended December 31, 2011 and, to the extent applicable, the reports subsequently filed by Kinross Gold Corporation on Form 6-K, and the incorporation into this Registration Statement on Form S-8 of the information contained therein, in which  I am identified as a "qualified person" in connection with the mineral reserve and mineral resource estimates, other than the Tasiast property description, contained in such reports.

Sincerely,

/s/ Robert D. Henderson

Robert D. Henderson